Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT INFORMATION:

Tribal Rides/Xinda International

Joseph Grimes, CEO

Joeg@tribalrides.us

RELEASE DATE:

Feb. 9, 2021

TRIBAL RIDES/XINDA ANNOUNCES

SOFTWARE RELEASE SCHEDULE AND FORECASTED REVENUE

Significant milestone for six-year-old transportation technology company

Dateline: [Mission Viejo, CALIF, Feb. 9, 2021] —This week, Tribal Rides/Xinda International (XNDA) announced that its innovative software platform - initially focused on our Patent Pending “Driver-Centric” Ride-Sharing - is scheduled for release this year, with revenues expected within this same timeframe.

“The Tribal Rides team’s development is accelerating,” explained Chief Technology Officer Steve Ritacco, “and we are on track to deliver our first disruptive application by the end of 2021.”

Additionally, Tribal Rides’ patented software platform addressing the needs of the autonomous self-driving vehicle market continues its development achieving internal objectives, according to Ritacco.

Tribal Rides/Xinda (XNDA) is a technology company specializing in disruptive software solutions focused on the digital transformation of transportation. Its patented transportation ecosystem and marketplace is under development to support both individual and business needs in the emerging world of autonomous self-driving vehicles.

###

About Tribal Rides/Xinda International, Inc. (XNDA):

Tribal Rides/Xinda (XNDA) was founded in 2016 as a transportation technology company specializing in disruptive software solutions focused on the digital transformation of transportation. Its patented transportation ecosystem and marketplace is under development, and features end-to-end tracking and management of trips; seamless and connected multi-modal journeys; visualization and complex mapping, and leading transaction and scheduling technology.

For additional details on this announcement, contact Joseph Grimes, CEO, joeg@tribalrides.us